Putnam Ohio Tax Exempt Income Fund attachment
November 30, 2005 Semi Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended November 31, 2005, Putnam Management has assumed $826 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1	Class A	2,894
        Class B	388

72DD2	Class M	24

73A1	Class A	0.175015
        Class B	0.145130

73A2	Class M	0.161457

74U1 	Class A	16,446
        Class B	2,507

74U2 	Class M	160

74V1	Class A	9.04
        Class B	9.03

74V2	Class M	9.05



Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.